Exhibit 99

3959 N. Lincoln Ave.	NEWS RELEASE
Chicago, IL 60613
(773) 832-3088
www.corusbank.com

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
January 18, 2007	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES REPORTS
RECORD EARNINGS FOR 2006

Chicago, Illinois – Corus Bankshares Inc. (NASDAQ: CORS).  Corus reports 2006 fourth quarter earnings of $47.2 million, or $0.82 per diluted share, up 24% from $38.1 million, or $0.66 per diluted share, in the fourth quarter of 2005.  For 2006, full year earnings were $189.4 million, or $3.28 per diluted share, up 38% from $137.2 million, or $2.38 per diluted share in the prior year.

“I am pleased to report Corus’ earnings for 2006 were the highest annual earnings in our history.  These earnings were the result of our continued focus on commercial real estate loans, particularly those secured by condominium construction and conversion projects.  Originations remained strong in 2006 at $3.9 billion contributing to a year-end balance of total commitments (outstanding balances + unfunded commitments) essentially flat to one year ago.  Furthermore, while the year-end balance of loans outstanding declined compared to 2005, average loans outstanding for the twelve months ended December 31, 2006 increased by over 25% compared to last year.  Finally, as of December 31, 2006, total assets exceeded $10 billion, for the first time in our history.

Our continued focus on cost control yielded an efficiency ratio of 18.4% for the year, which is among the lowest in the industry.  Corus’ strong earnings this year pushed shareholders’ equity above $800 million for the first time – even after Corus declared annual dividends of $50 million to our shareholders.  It is all the more impressive that with such large equity, Corus was able to generate a return on average equity of 25% during 2006,” said Robert J. Glickman, President and Chief Executive Officer.

“It should be no surprise that Corus, with a loan portfolio invested almost exclusively in loans to condominium developers, is feeling the effects of the nationwide slowdown in the housing market.  Evidence of this slowdown is clear from the 39% decline in our pipeline of Pending Loans as compared to December 31, 2005.  However, when analyzing our loan originations, it is important to differentiate between conversion loans and new construction loans.  Our origination of construction loans in 2006 totaled $3.3 billion, which was up 24% from the amount of construction loans originated in 2005.  Unfortunately, the conversion of apartments to condominiums all but ceased and, as a result, originations of conversion loans dropped dramatically in 2006 to only $546 million. The first quarter of 2006 was the last time we originated a meaningful amount of conversion loans, and we don’t anticipate that changing in the near future.

Aside from the effects on our new loan origination volumes, the slowdown in the housing market is also impacting Corus in terms of credit quality of loans already on our books.  We have seen various projects that are experiencing slower sales of condominium units and/or lower prices than the developer or we would like. While construction projects are clearly not immune to the forces of the slowdown, conversion projects are presently displaying more obvious signs of weakness.  We currently have two condominium conversion loans where we have discontinued the accrual of interest.  While we have had other loans that have displayed signs of weakness, borrowers or their financial backers have been willing to step up to the plate and invest additional dollars, sign financial guarantees or take other actions that ultimately strengthen the loan from our perspective.

When foreclosure appears to be the best course of action for addressing a problem loan, we will not hesitate to do so. We believe that our loans were underwritten conservatively, leaving room for our loan amounts to increase or the collateral values to decrease and still have the Bank get repaid in full.  As a result, we have no intention of agreeing to a workout if a borrower approaches us with the attitude that we should leave him in control of the project and give him all of the upside if the market turns around, but leaves the Bank to take all of the downside risk.

With all of this discussion of slowing loan volume and potential credit problems, I would like to reiterate that we nonetheless continue to see good opportunities for new loans in the condominium construction market, where Corus’ 2006 originations exceeded 2005 originations.  We continue to believe that many profitable opportunities, for both the Bank and its customers, exist in many cities across the country to build and develop high quality condominiums.  While others may be looking for an exit strategy, we see opportunity.”

Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”).  The Bank is an active commercial real estate lender nationwide, specializing in condominium, office, hotel and apartment loans. As of the most recent period-end, Corus’ outstanding commercial real estate loans and construction commitments totaled $8.4 billion. Corus Bank and its holding company, Corus Bankshares, will together hold loans of up to $200 million and will seek to syndicate larger transactions.  Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology.  By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to, the likelihood that pending loans, particularly those that reach the Application Received stage, will ultimately close and changes in management’s estimate of the adequacy of the allowance for credit losses.

Any forward-looking statements should be considered in light of the factors discussed above and the factors discussed from time to time in Corus’ filings with the Securities and Exchange Commission, including those under Item 1A, Risk Factors in Corus’ Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission on March 14, 2006.  Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release.

# # #

Summary Financial Data (Unaudited)

(In thousands, except per-share data)	2006	2005	2004

For the Three Months Ended December 31:
Net income	$47,177	$38,093	$27,271
Diluted earnings per share	0.82	0.66	0.47
Average earning assets	9,826,192	7,940,963	4,562,217
Net interest income (fully taxable equivalent)	81,820	74,678	43,726
Noninterest income (without securities gains/losses)	3,360	3,411	3,735
Net operating revenue (1)	85,180	78,089	47,461
Cash dividends declared per common share	0.250	0.175	0.157
Net interest margin (fully taxable equivalent)	3.33%	3.76%	3.83%
Return on average equity	23.0%	22.9%	18.7%
Return on average assets	1.9%	1.9%	2.3%
Efficiency ratio (2)	19.1%	21.3%	31.3%
For the Twelve Months Ended December 31:
Net income	$189,444	$137,229	$97,939
Diluted earnings per share	3.28	2.38	1.70
Average earning assets	9,376,517	6,522,428	3,953,325
Net interest income (fully taxable equivalent)	344,737	252,238	153,939
Noninterest income (without securities gains/losses)	13,130	15,258	14,066
Net operating revenue (1)	357,867	267,496	168,005
Cash dividends declared per common share	0.900	0.700	0.625
Net interest margin (fully taxable equivalent)	3.68%	3.87%	3.89%
Return on average equity	25.0%	21.8%	17.4%
Return on average assets	2.0%	2.1%	2.4%
Efficiency ratio (2)	18.4%	22.9%	33.5%
Capital Ratios at December 31:
Leverage (Tier 1 capital to quarterly average assets)	10.63%	10.69%	15.68%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	13.68%	11.52%	15.38%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	16.33%	14.38%	18.52%
Common equity to total assets	8.40%	8.15%	11.95%
Common Stock Data at December 31:
Market price per common share	$23.07	$28.14	$24.01
Common shareholders’ equity per share	15.01	12.35	10.79
Shares outstanding at end of period	56,246	55,850	55,592

(1) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/(losses).
(2) Noninterest expense less goodwill amortization, divided by net operating revenue.
Note: All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31 2006	December 31 2005

Assets
Cash and due from banks – noninterest-bearing	$121,564	$133,351
Federal funds sold	319,700	325,000

Cash and Cash Equivalents	441,264	458,351
Securities:
Available-for-sale, at fair value
Common stocks	217,042	184,541
U.S. Government and agencies	5,178,270	3,228,016
Other securities	35,955	30,081

Total Securities	5,431,267	3,442,638
Loans, net of unearned income	4,141,979	4,524,511
Less: Allowance for loan losses	45,293	39,740

Loans, net	4,096,686	4,484,771
Premises and equipment, net	27,376	26,439
Other real estate owned	8,439	—
Accrued interest receivable and other assets	48,236	42,018
Goodwill, net of accumulated amortization	4,523	4,523

Total Assets	$10,057,791	$8,458,740

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$309,267	$337,399
Interest-bearing	8,395,408	6,928,430

Total Deposits	8,704,675	7,265,829
Long-term debt – subordinated debentures	384,028	358,254
Federal funds purchased	—	41,200
Other borrowings	39,419	21,593
Accrued interest payable and other liabilities	85,142	82,089

Total Liabilities	9,213,264	7,768,965
Shareholders’ Equity:
Common stock, surplus, and retained earnings	788,250	645,778
Net unrealized gains on available-for-sale securities	56,277	43,997

Total Shareholders’ Equity	844,527	689,775

Total Liabilities and Shareholders’ Equity	$10,057,791	$8,458,740

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31

(In thousands, except per-share data)	2006	2005	2006	2005

Interest, Loan Fees, and Dividend Income:
Interest and fees on loans	$120,028	$109,083	$500,973	$346,800
Federal funds sold	4,383	3,402	18,307	21,936
Securities:
Interest	68,034	29,903	214,638	71,654
Dividends	1,844	1,667	7,309	6,559

Total Interest, Loan Fees and Dividend Income	194,289	144,055	741,227	446,949

Interest Expense:
Deposits	105,265	64,134	369,791	178,497
Long-term debt – subordinated debentures	7,585	5,561	28,547	17,991
Other borrowings	329	337	988	803

Total Interest Expense	113,179	70,032	399,326	197,291

Net Interest Income	81,110	74,023	341,901	249,658
Provision for credit losses	4,500	3,000	7,500	6,000

Net Interest Income after Provision for Credit Losses	76,610	71,023	334,401	243,658

Noninterest Income:
Service charges on deposit accounts	2,776	2,834	10,961	11,566
Securities gains/(losses), net	6,606	16	6,071	12,691
Other income	584	577	2,169	3,692

Total noninterest income	9,966	3,427	19,201	27,949

Noninterest Expense:
Employee compensation and benefits	10,836	11,553	45,756	43,136
Net occupancy	974	761	3,961	3,723
Data processing	540	446	2,025	1,714
Depreciation – furniture & equipment	569	480	1,838	1,444
Other expenses	3,311	3,397	12,301	11,305

Total noninterest expense	16,230	16,637	65,881	61,322

Income before income taxes	70,346	57,813	287,721	210,285
Income tax expense	23,169	19,720	98,277	73,056

Net Income	$47,177	$38,093	$189,444	$137,229

Net Income Per Common Share: (1)
Basic	$0.84	$0.68	$3.38	$2.46
Diluted	$0.82	$0.66	$3.28	$2.38
Weighted Average Common and Common Equivalent Shares Outstanding	57,627	57,828	57,705	57,710

(1) All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06

Average Balance Sheets and Net Interest Margin (Unaudited)

	Three Months Ended December 31

	2006			2005

(Dollars in thousands)	Average Balance	Interest and Fees	Yield/ Cost	Average Balance	Interest and Fees	Yield/ Cost

Assets
Earning Assets:
Liquidity management assets (1)	$5,434,715	$72,429	5.33%	$3,430,708	$33,315	3.88%
Common stocks (2)	210,674	2,539	4.82%	178,156	2,295	5.15%
Loans, net of unearned income (3)	4,180,803	120,031	11.48%	4,332,099	109,100	10.07%

Total earning assets	9,826,192	194,999	7.94%	7,940,963	144,710	7.29%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	82,403			100,278
Allowance for loan losses	(42,343)			(37,027)
Premises and equipment, net	27,551			26,281
Other real estate owned	458			—
Other assets, including goodwill	43,654			36,383

Total Assets	$9,937,915			$8,066,878

Liabilities and Shareholders’ Equity
Deposits – interest-bearing:
Retail certificates of deposit	$5,904,250	$78,117	5.29%	$4,166,461	$42,248	4.06%
Money market deposits	1,739,101	21,019	4.83%	1,599,417	15,592	3.90%
NOW deposits	282,673	1,772	2.51%	313,700	1,581	2.02%
Brokered certificates of deposit	281,620	4,191	5.95%	388,366	4,521	4.66%
Savings deposits	132,346	166	0.50%	153,525	192	0.50%

Total interest-bearing deposits	8,339,990	105,265	5.05%	6,621,469	64,134	3.87%
Long-term debt – subordinated debentures	384,028	7,585	7.90%	336,122	5,561	6.62%
Other borrowings (4)	16,025	329	8.21%	21,819	337	6.18%

Total interest-bearing liabilities	8,740,043	113,179	5.18%	6,979,410	70,032	4.01%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	286,945			328,327
Other liabilities	91,694			93,794
Shareholders’ Equity	819,233			665,347

Total Liabilities and Shareholders’ Equity	$9,937,915			$8,066,878

Interest income and loan fees/average earning assets	$9,826,192	$194,999	7.94%	$7,940,963	$144,710	7.29%
Interest expense/average interest-bearing liabilities	$8,740,043	113,179	5.18%	$6,979,410	70,032	4.01%

Net interest spread		$81,820	2.76%		$74,678	3.28%

Net interest margin			3.33%			3.76%

Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1)	Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment of $12,000 and $10,000 for 2006 and 2005, respectively.
(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $695,000 and $627,000 for 2006 and 2005, respectively.
(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $2,000 and $18,000 for 2006 and 2005, respectively.
Includes net interest income derived from interest rate swap contracts.
(4)	Other borrowings include federal funds purchased.

Average Balance Sheets and Net Interest Margin (Unaudited)

	Twelve Months Ended December 31

	2006			2005

(Dollars in thousands)	Average Balance	Interest and Fees	Yield/ Cost	Average Balance	Interest and Fees	Yield/ Cost

Assets
Earning Assets:
Liquidity management assets (1)	$4,724,032	$232,982	4.93%	$2,770,195	$93,625	3.38%
Common stocks (2)	195,686	10,064	5.14%	200,356	9,031	4.51%
Loans, net of unearned income (3)	4,456,799	501,017	11.24%	3,551,877	346,873	9.77%

Total earning assets	9,376,517	744,063	7.94%	6,522,428	449,529	6.89%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	92,625			103,222
Allowance for loan losses	(41,812)			(34,226)
Premises and equipment, net	27,130			25,927
Other real estate owned	116			—
Other assets, including goodwill	42,734			30,886

Total Assets	$9,497,310			$6,648,237

Liabilities and Shareholders’ Equity
Deposits – interest-bearing:
Retail certificates of deposit	$5,380,702	$260,215	4.84%	$2,869,613	$104,733	3.65%
Money market deposits	1,796,627	83,582	4.65%	1,562,308	50,899	3.26%
Brokered certificates of deposit	318,317	17,758	5.58%	430,983	16,893	3.92%
NOW deposits	302,259	7,537	2.49%	307,605	5,190	1.69%
Savings deposits	141,467	699	0.49%	158,111	783	0.50%

Total interest-bearing deposits	7,939,372	369,791	4.66%	5,328,620	178,498	3.35%
Long-term debt – subordinated debentures	377,885	28,547	7.55%	297,879	17,991	6.04%
Other borrowings (4)	11,991	988	8.24%	12,785	802	6.27%

Total interest-bearing liabilities	8,329,248	399,326	4.79%	5,639,284	197,291	3.50%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	305,613			296,648
Other liabilities	103,236			81,904
Shareholders’ Equity	759,213			630,401

Total Liabilities and Shareholders’ Equity	$9,497,310			$6,648,237

Interest income and loan fees/average earning assets	$9,376,517	$744,063	7.94%	$6,522,428	$449,529	6.89%
Interest expense/average interest-bearing liabilities	$8,329,248	399,326	4.79%	$5,639,284	197,291	3.50%

Net interest spread		$344,737	3.15%		$252,238	3.39%

Net interest margin			3.68%			3.87%

Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1)	Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment of $37,000 and $36,000 for 2006 and 2005, respectively.
(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $2.8 million and $2.5 million for 2006 and 2005, respectively.
(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $44,000 and $73,000 for 2006 and 2005, respectively.
Includes net interest income derived from interest rate swap contracts.
(4)	Other borrowings include federal funds purchased.

Net Interest Income and Net Interest Margin

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus.  The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period.

For the three and twelve months ended December 31, 2006, Corus’ net interest income increased to $81.1 million and $341.9 million, respectively, compared to $74.0 million and $249.7 million for the same periods in 2005.

The growth in net interest income for the twelve months ended December 31, 2006 was primarily driven by substantial growth in average loans outstanding. Average loans outstanding for the twelve months ended December 31, 2006 were $4.5 billion, an increase of 25%, compared to 2005. In addition, 2006 loan fee income increased by $17.4 million from $78.8 million in 2005 to $96.2 million in 2006. Finally, net interest income also benefited from the Bank being “asset sensitive” (discussed below) during a period of increasing short-term interest rates.

For the quarter ended December 31, 2006, the increase in net interest income was less dramatic as average loans outstanding declined slightly year over year. Furthermore, loan fee income was essentially flat at $20.7 million for 2006 compared to $20.9 million for 2005. Unlike the full year, the increase in the net interest income for the quarter ended December 31, 2006 was largely due to the Bank’s “asset sensitivity.”

While net interest income increased for both the quarter and year ended December 31, 2006 when compared to the respective prior year periods, the net interest margin declined. The NIM for the three and twelve months ended December 31, 2006 was 3.33% and 3.68%, respectively, a decrease of 43 and 19 basis points from the three and twelve months ended December 31, 2005, respectively. Corus’ NIM is affected by numerous factors. Two of the larger factors affecting the Bank’s NIM over the past year have been 1) the interplay of the growth in deposits as compared to the growth in loans outstanding and 2) increasing short-term interest rates.

Over the past several quarters, the Bank’s deposit growth has exceeded loan growth and, as a result, a growing percentage of the Bank’s average earning assets are held in investment securities. These securities, which are high quality and very short-term in nature (“Liquidity Management Assets” on the accompanying NIM tables), currently earn a yield comparable to the yields paid on deposits. Thus, while net interest income is little affected, total average earning assets have nonetheless grown substantially. As a result, the NIM, which is simply net interest income divided by average earning assets, is negatively impacted.

The vast majority of the Bank’s assets are floating rate, generally based on short-term interest rates, and reset quarterly. The Bank’s liabilities are very similar in nature, with the exception of demand deposits, which are effectively fixed at a zero percent interest rate, and “administered-rate” deposits (e.g., NOW and Savings accounts). The remaining component is shareholders’ equity. From an accounting perspective, equity ‘acts’ as zero percent fixed-rate funding. The combination of shareholders’ equity, along with the demand and administered-rate deposits, is substantially greater than the Bank’s few long-term fixed-rate or noninterest-earning assets. As a result, during times of changing interest rates (in Corus’ case, short-term interest rates), this would give rise to more assets repricing than liabilities repricing. This is commonly referred to as being “asset sensitive” and aids NIM during periods of increasing interest rates.

Noninterest Income

For the year ended December 31, 2006, noninterest income decreased by $8.7 million compared to the prior year.  The decrease is the result of both lower securities gains, as detailed below, and a $1.4 million gain recorded in 2005 from the sale of property (which Corus had previously leased to a third party). Service charges did, though, decline by $0.6 million, a decrease of approximately 5%.  This decrease is due to a decline in the number of personal checking accounts, a direct result of the intense ongoing competition for checking deposits, especially by the large banks.

For the quarter ended December 31, 2006, noninterest income increased by $6.5 million compared to the same period in 2005.  However, excluding securities gains, noninterest income was essentially flat for the quarter compared to the prior year.

Securities Gains/(Losses), net

The following details the net securities gains/(losses) by source for the three- and twelve-month periods ended December 31, 2006 and December 31, 2005:

	Three Months Ended December 31		Twelve Months Ended December 31

(in thousands)	2006	2005	2006	2005

Gains on common stocks (cash transactions)	$—	$—	$—	$12,599
Gains on common stocks (stock-for-stock)	7,413	—	7,413	810
Charge for “other than temporary” impairment	(910)	—	(1,453)	(880)
Other	103	16	111	162

Total securities gains/(losses), net	$6,606	$16	$6,071	$12,691

Gains on common stocks

Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies.  Gains or losses are recognized when either the investment is sold or when the company is acquired, for cash or stock, by another company.  With regard to stock-for-stock transactions, there is no cash flow impact and, as a result, no tax is payable on the gain until the underlying securities are sold.

The gains from stock-for-stock transactions resulted from a merger of two companies that Corus held positions in.  During the fourth quarter of 2006, Regions Financial Corp. completed its acquisition of Amsouth Bancorporation, resulting in a $7.4 million gain.

Charge for “other than temporary” impairment

During 2006, Corus recorded a charge of $1.5 million related to “other than temporary” declines in value of a certain common stock held by Corus.  This charge was not a result of the Company selling the associated stock, but rather an accounting entry with no cash flow or tax implications.  The portion of the charge recorded in the fourth quarter of 2006 was $0.9 million.

Corus’ general practice is to recognize impairment losses on individual equity securities when the security has been in a loss position at the close of each trading day during six (6) consecutive months as of any quarter end.  The exception to this general policy would be in the event that a security suffers a rapid and material decrease in value that Corus determines to be reasonably permanent in nature.  In these cases, Corus will recognize an impairment charge at the time such determination is made.  Corus evaluates its investments for “other than temporary” declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

Noninterest Expense

For the twelve months ended December 31, 2006, noninterest expense increased by $4.6 million compared to the prior year.  The increase was primarily driven by employee compensation and benefits, which have increased due primarily to higher staffing levels in retail banking, operations, and commercial lending.  In addition, several expenses associated with the growth in deposits increased in 2006 compared to the prior year.  These include higher costs for deposit insurance, postage, and the asset-based regulatory exam fee.

For the three months ended December 31, 2006, noninterest expense was essentially flat compared to 2005.

The banking industry uses a standard known as the “efficiency ratio” to measure a bank’s operational efficiency. Unlike most other measures, lower is better. The efficiency ratio is simply noninterest expense, less goodwill amortization, divided by the sum of net interest income and noninterest income (excluding securities gains and losses).  For the three and twelve months ended December 31, 2006, Corus’ efficiency ratio was 19.1% and 18.4%, respectively. These results, which are among the very best in the banking industry, were improvements from the already strong figures of 21.3% and 22.9% reported for the three and twelve months ended December 31, 2005, respectively. The improvement was the result of extremely strong growth in net interest income with only modest growth in noninterest expense.

Income Tax Expense

The effective income tax rate declined in the fourth quarter to 32.9% from 34.1% in the same quarter of 2005 due primarily to the impact of adjustments recorded to reflect the expiration of certain tax exposure items, partially offset by other miscellaneous adjustments.

Common Stock Portfolio

At December 31, 2006, Corus held investments in the common stocks of 17 financial industry companies valued at $217.0 million, including net unrealized gains of $89.7 million.  These investments are included in the available-for-sale classification.  The following is a list of Corus’ holdings as of December 31, 2006:

Corporation	Shares Held	Market Value	Percentage of Portfolio

(dollars in thousands)
Amcore Financial Inc.	69,100	$2,257	1.0%
Associated Banc Corp.	121,179	4,227	1.9
Bank of America Corp	670,594	35,803	16.5
Bank of NY Co.	100,000	3,937	1.8
Citigroup Inc.	225,000	12,533	5.8
Comerica Inc.	264,300	15,509	7.1
Compass Bancshares Inc.	108,750	6,487	3.0
Fremont General Corp.	1,574,600	25,524	11.8
JP Morgan Chase & Co.	500,864	24,192	11.1
MAF Bancorp Inc.	204,850	9,155	4.2
Merrill Lynch & Co. Inc.	132,000	12,289	5.7
Morgan Stanley Dean Witter & Co.	82,000	6,677	3.1
National City Corp.	74,520	2,724	1.3
Regions Financial Corp.	515,154	19,267	8.9
SunTrust Banks Inc.	48,000	4,054	1.9
US Bancorp	268,870	9,730	4.5
Wachovia Corp.	398,191	22,677	10.4

Total		$217,042	100.0%

During the three and twelve months ended December 31, 2006, Corus received dividends on the stock portfolio of $1.8 million and $7.3 million, respectively, compared to $1.7 million and $6.6 million during the same periods of 2005.

Securities Other Than Common Stocks

Corus’ current asset/liability management philosophy is that all current security purchases are classified as available-for-sale or trading.

At December 31, 2006, available-for-sale securities other than common stocks increased to $5.2 billion due mainly to Corus’ increased investment in short-term U.S. agency securities.  As of December 31, 2006, nearly the entire available-for-sale portfolio was scheduled to mature within six (6) months.

Loan Portfolio

The following table details the composition of Corus’ outstanding loans:

	December 31, 2006		December 31, 2005

(in millions)	Amount	Percent	Amount	Percent

Commercial real estate:
Condominium:
Construction	$2,615	63%	$1,920	42%
Conversion	1,288	31	1,886	42
Other commercial real estate	172	4	598	13

Total commercial real estate	4,075	98	4,404	97
Commercial	42	1	84	2
Residential real estate and other	25	1	37	1

Loans, net of unearned income	$4,142	100%	$4,525	100%

Mezzanine loans included in total commercial real estate	$196		$132

Commercial Real Estate Lending

Personnel

Assessing risk is as much an art as it is a science. In that regard, an experienced and highly capable loan officer group is critical to the Company’s success. Corus currently has 19 commercial loan officers, with 7 of those officers each having more than 15 years of experience in commercial real estate lending and another 4 having 10 years or more experience. Moreover, with the exception of one very experienced senior officer (who joined the company over 4 years ago), virtually all of the officers’ commercial real estate experience, and hence training, has been at Corus.  Furthermore, Corus has been particularly successful in retaining key talent in the commercial lending group evidenced by zero turnover in the last five years.

Robert J. Glickman (Chief Executive Officer), Michael G. Stein (Executive Vice President – Commercial Lending), and Timothy J. Stodder (Senior Vice President – Commercial Lending) are deeply involved in every major aspect of the lending process. This includes structuring and pricing the loans, visiting the sites and inspecting comparable properties, meeting directly with the borrowers, underwriting and approving the loans, consulting on documentation issues, and making various decisions in the course of servicing the loans. Corus is able to maintain this level of executive attention by focusing on larger transactions.

Finally, a significant portion of commercial loan officer compensation is based on amounts earned from the Commission Program for Commercial Loan Officers (the “CLO Program”).  The CLO Program has been devised to compensate officers for success, but holds back much of their pay for many years, during which time it is at risk of loss in the event any of their loans fail to perform.  Management believes the program motivates officers to make safe loans and aligns the officers’ interest with the Company’s interests.

Portfolio Overview

During the past few years, Corus’ lending has focused almost exclusively on condominium projects.  These projects include both construction of new buildings and conversion of existing apartments.  While Corus generally provides only senior debt, in some cases Corus will provide mezzanine financing as well.  Nearly all of Corus’ loans are variable rate.  As of December 31, 2006, 95% of Corus’ commercial real estate loans were variable rate, the vast majority tied to 3-month LIBOR and resetting quarterly.

Condominium construction loans typically have stated maturities ranging from 2 to 4 years.  The loans are funded throughout the term as construction progresses.  These loans consist of both new construction projects and certain condominium conversion projects where extensive renovation is planned.  Condominium conversion loans generally have shorter stated maturities, typically in the range of 1 to 3 years.  These loans are for projects with less extensive renovation efforts and the loans are typically fully funded at the outset and paid down as the condominiums are sold.

Corus’ mezzanine loans are all subordinate to a Corus first mortgage loan (as opposed to a third party’s).  Interest rates charged for mezzanine loans are considerably higher than those charged for first mortgage loans (and also tend to be fixed rate), but also carry additional risk.

In addition to the funded amounts listed above, Corus also has significant commitments to fund additional amounts.  Including commitments, the commercial real estate loan portfolio totals $8.4 billion as of December 31, 2006, as detailed below:

	Total Commercial Real Estate Loan Commitments (outstanding balances + unfunded commitments)(1)

	December 31, 2006		December 31, 2005

(in millions)	Amount	Percent	Amount	Percent

Condominium:
Construction	$6,566	79%	$5,327	64%
Conversion	1,376	16	2,156	26
Other commercial real estate	417	5	857	10

Total commercial real estate	$8,359	100%	$8,340	100%

(1)Includes pending loans for which commitment letters have been issued to the borrower. These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this report, included in the amounts labeled as Commitments Accepted and Commitments Offered.

Originations

An origination occurs when a loan closes, with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded).  Construction loan funds are rarely drawn by the borrower at the closing but rather over an extended period of time as the project is built.  In contrast, conversion loans are largely funded at the time of closing.

As shown in the chart below, the pace of total loan originations has slowed recently. With that said, construction loan originations have continued to be strong, and in fact fourth quarter 2006 construction originations represent one of our best quarters ever. As can be seen in the table, the decline in originations is entirely attributable to the virtual absence of recent conversion originations.

This dramatic decline in conversion originations is a direct reflection of an extremely rapid and substantial fall off in developers looking to convert apartment projects into condominiums. While this loss of “confidence” by the developers is likely the result of numerous factors, the nationwide slowdown in the housing market is undoubtedly the common thread. With demand cooling, a growing inventory of homes for sale, and sales prices declining in many markets, some significantly, developers are generally less inclined to start new projects. Why these effects are not yet being seen in construction originations is difficult to precisely pin down, and is likely the result of several significant differences between construction and conversion loans. A key difference is that construction projects generally entail much more “lead time” than conversion loans. This could mean that construction loan originations may also begin to feel the effects of the housing slowdown, but on a delayed basis (relative to conversion originations). With that said, there are enough other significant differences between construction and conversion projects that it is not at all clear whether construction originations will experience a slowdown similar to what we have recently witnessed with conversion loans.

	Originations

	2006				2005

(in millions)	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q

Condominium:
Construction	$950	$855	$737	$713	$327	$692	$976	$635
Conversion	39	7	10	490	655	740	747	435
Other commercial real estate	2	—	—	110	13	132	23	65

Total commercial real estate	$991	$862	$747	$1,313	$995	$1,564	$1,746	$1,135

Approved commitment increases to existing loans are included as originations for purposes of the above table.  Attempting to use loan originations to forecast loan growth is not advisable due to the complicated interplay between funding of new originations and the paydowns and payoffs on loans originated in previous periods.

Paydowns/Payoffs

Total loan paydowns and payoffs (collectively referred to as “paydowns”) were $3.4 billion in the twelve-month period ended December 31, 2006, compared to $2.5 billion during the same period in 2005.  The timing of loan paydowns is inherently difficult to predict.

Commercial Real Estate Loan Portfolio By Size

	As of December 31, 2006

	# of Loans	Total Commitment(1)

(dollars in millions)		Amount	%

$140 million and above	12	$1,838	21%
$100 million to $140 million	14	1,733	21
$60 million to $100 million	28	2,135	26
$20 million to $60 million	56	2,072	25
$1 million to $20 million	55	569	7
Loans less than $1 million	NM	12	—

Total	165	$8,359	100%

NM – Not Meaningful

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Commercial Real Estate Loan Portfolio By Property Type

	As of December 31, 2006

	# of Loans	Total Commitment (1)

(dollars in millions)		Amount	%

Condominium:
Construction	95	$6,566	79%
Conversion	58	1,376	16

Condominium Total	153	7,942	95
Office	3	188	2
Hotel	2	128	2
Other	7	89	1
Loans less than $1 million	NM	12	—

Total	165	$8,359	100%

NM – Not Meaningful

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Commercial Real Estate Loan Portfolio By Major Metropolitan Area

	As of December 31, 2006

	# of Loans	Total Commitment (1)

(dollars in millions)		Amount	%

Florida:
Miami/Southeast Florida	25	$2,008	24%
Orlando	11	249	3
Tampa	4	168	2
Other Florida	8	463	6

Florida Total	48	2,888	35
California:
Los Angeles	14	708	9
San Diego	13	528	6
San Francisco	3	77	1
Sacramento	2	67	1

California Total	32	1,380	17
Las Vegas	10	860	10
New York City	16	733	9
Washington, D.C.(2)	16	698	8
Atlanta	12	489	6
Chicago	7	278	3
Phoenix/Scottsdale	8	245	3
Other (3)	16	776	9
Loans less than $1 million	NM	12	—

Total	165	$8,359	100%

NM – Not Meaningful

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(2) Includes northern Virginia and Maryland loans.

(3) No other metropolitan area exceeds three percent of the total.

Pending Commercial Real Estate Loans

Finally, the following table presents pending commercial real estate loans listed in descending order with respect to stage of completion.  In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages.  It has been the Company’s experience that once a loan reaches the Application Received stage it is quite likely to ultimately close.

	Commercial Real Estate Loans Pending

	December 31, 2006		December 31, 2005

(dollars in millions)	# of Loans	Amount	# of Loans	Amount

Commitment Accepted (1)	—	$—	6	$395
Commitment Offered (1)	1	65	1	23
Application Received	11	1,003	22	2,087
Application Sent Out	4	254	11	866
Term Sheet Issued	29	2,625	40	3,097

Total	45	$3,947	80	$6,468

Condominium:
Construction	40	$3,561	61	$5,520
Conversion	2	152	14	646
Other	3	234	5	302

Total commercial real estate	45	$3,947	80	$6,468

(1) These amounts are also included in the Total Commercial Real Estate Loan Commitments table of this report.

Total loans pending have decreased from December 31, 2005, reflecting the overall slowdown in housing markets nationwide.  See the previous discussion included in the “Originations” section of this report for additional information.

Commercial Lending

Commercial loans are primarily loans to Corus’ customers in the check cashing industry.  Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

Residential Real Estate and Other Lending

Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “run-off.”  Minimal new originations are expected.

Asset Quality

The following table presents an overview of the relevant asset quality measures:

	As of December 31

(Dollars in thousands)	2006	2005

Allowance for Loan Losses	$45,293	$39,740
Allowance for Loan Losses / Total Loans	1.09%	0.88%
Liability for Credit Commitment Losses	$5,500	$5,000
Nonaccrual and Loans 90 days or more past due (NPLs)	$106,907	$617
Troubled Debt Restructurings	$—	$14,727
Other Real Estate Owned (OREO)	$8,439	$—
Total Nonperforming Assets (NPLs + OREO)	$115,346	$617
Allowance for Loan Losses / NPLs	42.4%	NM
NPLs / Total Loans	2.58%	0.01%
Total Nonperforming Assets / Total Assets	1.15%	0.01%

NM - Not Meaningful

Allowance for Credit Losses

The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses.  The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments.

Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, defined by Generally Accepted Accounting Principles as, loans where “it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.”  These loans are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a reserve is necessary and, if so, the appropriate reserve.

The remainder of the portfolio is then segmented into groups based on loan characteristics, seniority of collateral, and loan rating.  A general reserve is calculated for each of these groups based on historical net charge-off history coupled with a subjective Management Adjustment Factor.  The Management Adjustment Factor is intended to incorporate those qualitative or environmental factors that are likely to cause estimated credit losses associated with the Bank’s existing portfolio to differ from historical loss experience.

The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses.

In accordance with the methodology discussed above, the Company recorded a provision for credit losses of $4.5 million and $3.0 million in the fourth quarter of 2006 and 2005, respectively, and $7.5 million and $6.0 million for the years ended December 31, 2006 and 2005, respectively.

A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	Three Months Ended December 31		Twelve Months Ended December 31

(in thousands)	2006	2005	2006	2005

Balance at beginning of period	$47,657	$41,839	$44,740	$37,882
Provision for credit losses	4,500	3,000	7,500	6,000
Charge-offs	(1,617)	(619)	(2,640)	(927)
Recoveries	253	520	1,193	1,785

Balance at December 31	$50,793	$44,740	$50,793	$44,740

During the fourth quarter of 2006 the Bank charged off $1.5 million related to a loan subsequently transferred to OREO (see section titled “Nonaccrual, Past Due, OREO and Troubled Debt Restructurings” for further discussion). The remaining $1.1 million of charge-offs in 2006 were related to home equity loans and overdrafts from our business of servicing the check cashing industry.

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

	As of December 31

(in thousands)	2006	2005

Allowance for Loan Losses	$45,293	$39,740
Liability for Credit Commitment Losses (1)	5,500	5,000

Total	$50,793	$44,740

(1) Included as a component of accrued interest payable and other liabilities

Commercial Real Estate Loan Charge-offs ––– 10-Year History

(in thousands)
Period	Charge-offs

2006	$1,512
2005	0
2004	0
2003	0
2002	0
2001	0
2000	0
1999	61
1998	18
1997	350

Total Charge-offs	$1,941

While Corus did experience a $1.5 million commercial real estate loan charge-off during the fourth quarter of 2006, the long-term loss history on commercial real estate lending continues to be impressive. This is all the more impressive when viewed against originations over this same time of nearly $20 billion. However, the housing slowdown is clearly placing meaningful stress on a number of Corus’ condominium loans, as evidenced by the recent increases in nonaccrual and otherwise nonperforming loans (shown in below table).

Nonaccrual, Past Due, OREO and Troubled Debt Restructurings

(in thousands)	December 31 2006	December 31 2005

Nonaccrual	$72,542	$73
Loans 90 days or more past due	34,365	544

Total Nonperforming Loans	$106,907	$617
Other real estate owned (“OREO”)	8,439	—

Total Nonperforming Assets	$115,346	$617

Troubled debt restructurings (1)	—	14,727

(1) To the extent not included in either nonaccrual or loans 90 days or more past due.

Nonaccrual loans at December 31, 2006 include two commercial real estate loans.  Both of the loans are secured by condominium conversion projects, one in Phoenix, Arizona and the other in southwestern Florida.  Loans 90 days or more past due include a single condominium conversion loan in Las Vegas, Nevada.  It is anticipated that the property securing the past due loan will be sold in the first quarter of 2007, and Corus anticipates full collection of all outstanding principal and interest.

Nonperforming Assets also includes an Illinois office building classified as other real estate owned (“OREO”).  The related loan was listed as nonaccrual as of September 30, 2006 and foreclosure proceedings were completed in December 2006.  Upon foreclosure, the asset was written down to its fair value, less estimated costs to sell, through a $1.5 million charge to the Allowance for Loan Losses.

Deposits

The following table details the composition of Corus’ deposits by product type:

(in millions)	December 31 2006		December 31 2005

Retail certificates of deposit	$6,001	69%	$4,445	61%
Money market	1,698	20	1,640	23
Demand	309	4	337	5
NOW	285	3	312	4
Brokered certificates of deposit	280	3	380	5
Savings	132	1	152	2

Total	$8,705	100%	$7,266	100%

Deposits continued to grow in the fourth quarter of 2006 resulting in net growth of $1.4 billion for the year ended December 31, 2006.  The growth is almost exclusively supported by growth in retail certificates of deposit (“CDs”) and is the direct result of the Bank’s national marketing of selected deposit accounts to both individuals and businesses at competitive rates. The response to this program, which was introduced in April 2004, continues to be strong both locally and across the country.  These deposit products, particularly CDs with six- and twelve-month maturities, have proven to be an attractive investment option for many new and existing customers.

The retention of existing deposits continues to be a focus of the Bank. While the results to-date have been encouraging, there are no guarantees that account retention will remain high over the long term. At December 31, 2006, approximately 62% of the Bank’s $8.4 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market.  Total retail deposits consisted of nearly 200,000 accounts.

Long-Term Debt – Subordinated Debentures (“Trust Preferred”)

As of December 31, 2006, Corus has $384.0 million in floating rate junior subordinated notes (the “Debentures”).  The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events).  Interest payments on the Debentures are payable quarterly.  So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the debenture agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.

If Corus were to elect to defer interest on any of the Debentures, Corus would generally be restricted from declaring or paying any dividends to common shareholders or repurchasing its common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank with (i.e., pari passu), or are junior to, the Debentures. In other words, if Corus were to elect to defer interest payments on any one of the Debentures, Corus would be required to defer all payments with respect to all of its Debentures.

All of the outstanding Debentures are variable-rate, with interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10% (resetting quarterly). As such, management cannot say with certainty what the interest payments on the Debentures will be in the future.  However, based on December 31, 2006, market interest rates, the interest payments would be approximately $30 million per annum.

Note that the Debentures were issued to unconsolidated subsidiary trusts of the Company.  Each trust’s sole purpose is to issue Trust Preferred Securities with terms essentially identical to the Debentures and then use the proceeds of the Trust Preferred issuance to purchase debentures from the Company.  This is a very common form of raising tax-advantaged capital, especially for bank holding companies.

Other Borrowings

Corus has a revolving line of credit for up to $100 million.  The line of credit matures on November 30, 2008, and is collateralized by 100% of the common stock of the subsidiary Bank.  While Corus can use the line of credit for any general corporate purpose, it currently uses the line of credit to fund loan participations that the holding company has entered into with its subsidiary Bank.  As of December 31, 2006, the line of credit had an outstanding balance of $38.3 million.

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